                                                                    EXHIBIT 99.2

    DISCUSSION OF THE COMPANY'S FINANCIAL CONDITION, CHANGES IN FINANCIAL
     CONDITION AND OPERATING RESULTS AS OF SEPTEMBER 30, 1999 (UNAUDITED)

Overview

   We design, manufacture and market capital equipment and packaging materials for sale to companies that manufacture and assemble semiconductor devices. We also service, maintain, repair and upgrade assembly equipment. Today, we are the world's largest supplier of semiconductor assembly equipment, according to VLSI Research Inc. We sell our products to semiconductor device manufacturers and contract manufacturers, which are primarily located in or have operations in the Asia/Pacific region. Sales to customers outside of the United States accounted for 83% of net sales for fiscal 1999 and are expected to continue to represent a substantial portion of our future revenues. To support our international sales, we currently have major manufacturing operations in the United States, Israel and Singapore, sales facilities in Hong Kong, Japan, Korea, Taiwan, Malaysia, the Philippines and Singapore, a technology center in Japan and applications labs in Singapore. We also maintain customer resource centers in Taiwan, the Philippines and Singapore.

   Our business is divided into the following three segments:

   Equipment

   Through our equipment business we design, manufacture and market semiconductor assembly equipment. Our principal product line is our family of wire bonders, which are used to connect extremely fine wires, typically made of gold or aluminum, between the bonding pads on the die and the leads on the integrated circuit or IC package to which the die has been bonded. We are the world's largest manufacturer of wire bonders, according to VLSI. In fiscal 1999, we successfully introduced the Model 8028 automatic ball bonder which, by the fourth quarter, accounted for the majority of ball bonders we sold due to its superior technical performance and productivity.

   Earlier in 1999, we announced plans to relocate our automatic ball bonder manufacturing from the United States to Singapore. We expect the new manufacturing operation in Singapore to be fully operational in late fiscal 2000. Automatic ball bonders are our primary product and accounted for 48.0% of our total sales in fiscal 1999. We anticipate cost savings as a result of this move from reductions in the cost of shipping, labor and production materials. In addition, we expect to receive favorable tax treatment from Singapore in connection with the move. We incurred start up costs associated with the move of $1.6 million in fiscal 1999 and expect additional start up costs in the first half of fiscal 2000 of approximately $6.8 million.

   Packaging Materials

   Through our packaging materials business we design, manufacture and market a range of packaging materials to semiconductor device assemblers including very fine (typically 0.001 inches in diameter) gold, aluminum and copper wire, capillaries, wedges, die collets and saw blades. We expect to expand this business in an effort to increase our revenues from materials used in the assembly of ICs.

   Advanced Packaging Technology

   We established this business segment in fiscal 1999 to reflect the operating results of our strategic initiative to develop new technologies for advanced semiconductor packaging. This new business unit is comprised of Flip Chip Technologies, L.L.C., a joint venture with Delco Electronics Corporation, and our X-LAM business unit.

   Through Flip Chip Technologies we license our flip chip technology and provide wafer bumping services. On May 31, 1999 we increased our ownership interest in Flip Chip Technologies from 51.0% to 73.6% by converting all of our outstanding loans and accrued interest, which totaled $32.8 million, into equity units. We accounted for the increase in ownership by the purchase method of accounting and began consolidating the results of Flip Chip Technologies into our financial statements on June 1, 1999. For the first eight months of fiscal 1999, we recognized 100% of Flip Chip Technologies' pre-tax loss and did not recognize interest income on loans to Flip Chip Technologies due to uncertanites about Flip Chip Technologies' ability to obtain additional financing from Delco and its ability to generate short-term positive cash flow. The pre-tax loss of Flip Chip Technologies for fiscal 1999 was $14.6 million compared to $17.1 million in fiscal 1998. Our share of the Flip Chip Technologies pre-tax loss, reflected in our financial statements, was $12.2 million in fiscal 1999 and $8.7 million in fiscal 1998. The $12.2 million pre-tax loss in fiscal 1999 consists of $3.0 million of losses for the four months after we began reporting Flip Chip Technologies on a consolidated basis (after giving effect to Delco's minority interest and the elimination of inter-company interest), and a loss of $9.2 million for the eight months when Flip Chip Technologies was accounted for by the equity method of accounting and reflected in Equity in Loss of Joint Ventures.

   We established our X-LAM business unit to develop, manufacture and market high density interconnect substrates using either flip chip or advanced wire bonding interconnection schemes. We purchased the X-LAM technology for $8.0 million in the second quarter of fiscal 1999, have leased a research/manufacturing facility and are building a staff to fully develop and market the technology. In fiscal 1999, we recorded an operating loss for the X-LAM business of $3.0 million and a charge for the writeoff of in-process research and development of $3.9 million.

   Neither Flip Chip Technologies nor X-LAM has been profitable to date. With a full year of X-LAM operations in fiscal 2000 and our anticipated increased selling, general and administrative expenses and development spending, we expect losses at X-LAM to increase in fiscal 2000. We do not expect our X-LAM operations to generate any sales until fiscal 2001.

   The following table sets forth the percentage of our net sales from each business segment for the past three years:

                                                                Fiscal Year
                                                                   Ended
                                                               September 30,
                                                               ----------------
   Segment                                                     1997  1998  1999
   -------                                                     ----  ----  ----
   Equipment..................................................  78%   73%   68%
   Packaging Materials........................................  22    27    31
   Advanced Packaging Technology..............................  --    --     1
                                                               ---   ---   ---
     Total.................................................... 100%  100%  100%
                                                               ===   ===   ===

   Net sales. We recognize net sales upon the shipment of products or performance of services.

   Our Equipment sales depend on the capital expenditures of semiconductor manufacturers and subcontract assemblers worldwide which, in turn, depend on the current and anticipated market demand for semiconductors and products using semiconductors. The semiconductor industry historically has been highly volatile and has experienced periodic downturns and slowdowns which have had a severe negative effect on the semiconductor industry's demand for capital equipment. These downturns and slowdowns coupled with the effect of the Asian economic crisis adversely affected our sales during the latter half of fiscal 1998 and the first half of fiscal 1999. However, the semiconductor business cycle appears to have turned up, as evidenced by our sales results in the fourth quarter of fiscal 1999.

   Our Packaging Materials sales depend on the same semiconductor manufacturers and subcontract assemblers as our equipment sales. However, the volatility in demand for our packaging materials is less than that of our equipment sales due to the consumable nature of the packaging materials. We expect to expand this portion of our business to help offset the volatility of the equipment segment and because the worldwide market for consumable packaging materials is larger than the market for our semiconductor assembly equipment.

   Our Advanced Packaging Technology sales represent the sales from Flip Chip Technologies for the four months that we reported the results of Flip Chip Technologies on a consolidated basis. We will report Flip Chip Technologies' sales on a consolidated basis in all twelve months of fiscal 2000. Therefore, we expect our Advanced Packaging Technologies sales to be higher than in fiscal 1999.

   Cost of goods sold. Our equipment cost of goods sold consists mainly of subassemblies, materials, direct and indirect labor costs and other overhead. We rely on subcontractors to manufacture many of the components and subassemblies for our products and we rely on sole source suppliers for some material components.

   Packaging materials cost of goods sold consist primarily of gold, aluminum, direct labor and other materials used in the manufacture of bonding wire, capillaries, wedges and other company products, with gold making up the majority of the cost. Gold bonding wire is generally priced based on a fabrication charge per 1,000 feet of wire, plus the value of the gold. To minimize our exposure to gold price fluctuations, we obtain gold for fabrication under a contract with our gold supplier and only purchase the gold when we ship and sell the finished product to the customer. Accordingly, fluctuations in the price of gold are generally absorbed by our gold supplier or passed on to our customers. Since gold makes up a significant portion of the cost of goods sold by the packaging materials segment the gross profit margins will be lower than can be expected in the equipment business.

   Cost of goods sold in our Advanced Packaging Technology segment is currently comprised of material, labor and overhead at Flip Chip Technologies. Our X-LAM operations will not report cost of goods sold until they begin to generate revenues, which is expected to occur in fiscal 2001.

   Selling, general and administrative expense. Our selling, general and administrative expense is comprised primarily of personnel costs, professional costs, management information systems, facility and depreciation expenses. We expect our selling, general and administrative expenses to increase in fiscal 2000 as we build the staff in the X-LAM operation, report the results of Flip Chip Technologies on a consolidated basis for a full year and incur additional start up costs in Singapore.

   Research and development expense. Our research and development costs consist primarily of labor, prototype material and other costs associated with our developmental efforts to strengthen our product lines and develop new products. Our research and development costs decreased in fiscal 1999 due to the reduction of our workforce in response to the market downturn. We expect our research and development costs to increase in fiscal 2000 as the semiconductor business cycle improves and we devote a full year to building the X-LAM operation and report the results of Flip Chip Technologies on a consolidated basis for a full year.

Results of Operations

   On November 17, 1999, we released our preliminary financial results for the fiscal year ended September 30, 1999. All information related to fiscal 1999 is unaudited. The table below shows principal line items from our historical consolidated statements of operations, as a percentage of our net sales, for the three years ended September 30, 1999:

                                                          Fiscal Year Ended
                                                            September 30,
                                                          --------------------
                                                          1997   1998    1999
                                                          -----  -----   -----
Net sales................................................ 100.0% 100.0%  100.0%
Costs of goods sold......................................  63.3   66.7    71.5
                                                          -----  -----   -----
Gross margin.............................................  36.7   33.3    28.5
Selling general and administrative.......................  16.0   20.4    21.6
Research and development, net............................   9.2   11.9     9.3
Resizing costs...........................................    --    2.0     1.5
Purchased in-process research and development............    --     --     1.0
                                                          -----  -----   -----
Income (loss) from operations............................  11.5%  (1.0)%  (4.9)%
                                                          =====  =====   =====

 Fiscal Years Ended September 30, 1999 and September 30, 1998

   During the 1999 fiscal year ended September 30, 1999, we recorded bookings of $438.0 million compared to $347.0 million during fiscal 1998. The $91.0 million increase in fiscal 1999 bookings occurred in the second half of fiscal 1999 and primarily reflected a significant improvement in demand for semiconductor assembly equipment. At September 30, 1999, total backlog of customer orders approximated $93.0 million compared to $54.0 million at September 30, 1998. Since the timing of deliveries may vary and orders are generally subject to cancellation, our backlog as of any date may not be indicative of net sales for any succeeding period.

   Net sales for the 1999 fiscal year decreased by $12.1 million to $398.9 million from $411.0 million in fiscal 1998. During the first half of fiscal 1999, net sales totaled $134.7 million or $108.5 million lower than the same six month period of fiscal 1998 reflecting the impact of the slowdown in the semiconductor industry which started in 1998. However, as the semiconductor business cycle turned up in the second half of fiscal 1999 net sales increased over the prior year in the third and fourth quarters by 20.8% and 101.3%, respectively. Net sales in our equipment segment decreased by $32.3 million to $269.9 million in fiscal 1999 compared to $302.1 million in fiscal 1998. The lower equipment segment sales were primarily due to significantly reduced demand for wedge bonders. We sold 117 wedge bonders in fiscal 1999, a 71% or $48.1 million decline from the fiscal 1998 level. This was partially offset by higher automatic ball bonder sales (approximately 2,000 machines sold in fiscal 1999 versus approximately 1,800 machines sold in fiscal 1998). The increase in ball bonder sales primarily occurred in the second half of fiscal 1999 reflecting the increased industry demand for semiconductor assembly equipment as well as the introduction of the new Model 8028 ball bonder. The lower equipment segment sales in fiscal 1999 also reflect reduced average selling prices for our Model 1488 and Model 8020 ball bonders partially offset by improved pricing for the Model 8028. Packaging materials segment net sales increased $15.6 million to $124.5 million in fiscal 1999 from $108.9 million in fiscal 1998. The higher packaging material segment net sales were due primarily to a higher volume of gold wire and capillary shipments during the second half of fiscal 1999. Net sales of our new advanced packaging technology segment reflect the sales of Flip Chip Technologies for the four months ended September 30, 1999.

   International sales (shipments of our products with ultimate foreign destinations) comprised 83% and 80% of our total sales during fiscal 1999 and 1998, respectively. Sales to customers in the Asia/Pacific region, including Korea, Taiwan, Malaysia, the Philippines, Japan, Singapore, Thailand and Hong Kong, accounted for approximately 74% and 73% of our total sales in fiscal 1999 and 1998, respectively. During fiscal 1999, shipments to customers located in Taiwan, Singapore, the Philippines and Malaysia accounted for approximately 23%, 11%, 11% and 10% of net sales, compared to 20%, 5%, 17% and 16%, respectively, for the 1998 fiscal year.

   Gross profit decreased to $113.5 million for fiscal 1999 from $136.8 million in fiscal 1998 due primarily to the lower volume of equipment segment sales in fiscal 1999. Gross profit margin decreased to 28.5% in fiscal 1999 from 33.3% in fiscal 1998, due to lower gross profit margin in the equipment segment partially offset by higher gross profit margin in the packaging materials segment. The gross profit margin in fiscal 1999 was also negatively impacted by a $1.5 million negative gross profit recorded by our newly created advanced packaging technology segment. The equipment segment gross profit margin decreased to 30.0% in fiscal 1999 from 36.5% in fiscal 1998 due primarily to the lower average selling price for the segment's Model 1488 and 8020 ball bonders due to pricing competition and higher manufacturing costs associated with the model 8020 and a sharp decline in sales of our higher margin wedge bonder. The packaging materials segment gross profit margin increased to 27.4% in fiscal 1999 from 24.5% in fiscal 1998 due primarily to operating efficiencies resulting from the impact of cost improvement programs implemented in fiscal 1998, the favorable impact of higher unit volumes of materials and higher margins on fine pitch products.

   Selling, general and administrative expenses increased to $86.2 million in fiscal 1999 from $83.9 million in fiscal 1998. The $2.3 million increase was due to $3.8 million of expenses associated with our new advanced packaging technology business units and $1.6 million of start up expenses for our new Singapore manufacturing facility partially offset by lower selling, general and administrative expenses in our equipment segment. The lower selling, general and administrative expenses in our equipment segment were due to lower payroll and related costs resulting from our resizing efforts to reduce our workforce in late fiscal 1998 and early fiscal 1999.

   Research and development costs decreased to $37.2 million in fiscal 1999 from $48.7 million in the prior fiscal year. Our lower research and development expense was due to lower payroll and related costs resulting from our efforts to reduce our workforce in late fiscal 1998 and early fiscal 1999. We focused our research and development efforts on new product introductions (e.g., the model 8028 ball bonder) and new product development. Gross research and development expenditures were partially offset by funding received from customers and governmental subsidies totaling $1.3 million in fiscal 1999 compared to $1.7 million in fiscal 1998.

   We recorded resizing costs of $5.9 million in fiscal 1999 reflecting provisions for severance and asset write-off costs resulting from the announced move of our automatic ball bonder manufacturing to Singapore and additional severance in connection with the reduction in our workforce. At September 30, 1999, we had accrued liabilities of $5.5 million in connection with these resizing charges, the majority of which will be paid or written-off in fiscal 2000. We also recorded resizing costs of $8.4 million in fiscal 1998 for severance, asset write-offs and other costs in response to the industry-wide slowdown in orders for semiconductor assembly equipment and to a lesser extent semiconductor packaging materials.

   In January 1999, we purchased the X-LAM technology and fixed assets used in the design, development and manufacture of laminate substrates for $8.0 million. In fiscal 1999, we recorded a charge of approximately $3.9 million for in-process research and development representing the appraised value of products still in the development stage that had not reached technological feasibility and an operating loss of $3.0 million.

   Loss from operations in fiscal 1999 was $19.7 million compared to a loss of $4.2 million in fiscal 1998. The unfavorable variance in fiscal 1999 was due primarily to an operating loss at our equipment business of $11.3 million compared to operating income of $3.1 million in the prior year and a loss at our new advanced packaging technology business of $6.8 million. The operating loss in our equipment business was due to lower net sales and gross profit margin and one-time charges for the move to Singapore and workforce reductions. The operating losses in our equipment and advanced packaging technology businesses were partially offset by an increase of $8.5 million in operating income in the packaging materials business. Additionally, as described previously, we recorded a $3.9 million write-off of in-process research and development relating to the acquisition of the X-LAM technology.

   Interest income, net of interest expense, decreased by $2.0 million in fiscal 1999 compared to fiscal 1998, primarily due to lower short-term investments resulting from the use of cash throughout fiscal 1999 to fund the net loss, working capital, capital expenditures and investments in new business initiatives. See "Liquidity and Capital Resources."

   Equity in Loss of Joint Ventures increased from $8.7 million in fiscal 1998 to $10.0 million in fiscal 1999. Our share of the pre-tax loss in Flip Chip Technologies for the eight months ended May 31, 1999 was $9.2 million versus $8.7 million for all of 1998. In fiscal 1999 we recognized 100% of the loss at Flip Chip Technologies compared to recognizing only 51.0% of the Flip Chip Technologies loss in fiscal 1998. Additionally, in fiscal 1999 we recorded a $3.0 million pre-tax loss for the four months that the results of Flip Chip Technologies were reported on a consolidated basis. During fiscal 1999, we also recognized a $0.8 million loss from our 50% equity interest in Advanced Polymer Solutions, LLC, a joint venture established in fiscal 1999 to develop, manufacture and market advanced polymer materials for semiconductor and microelectronic packaging end users.

   We recorded a tax benefit of $8.2 million in fiscal 1999. The effective tax rate of this benefit was 33%. We increased our valuation allowance on foreign tax credit carryforwards, and continue to maintain a valuation allowance for deferred tax assets related to the acquired domestic American Fine Wire net operating loss and net operating loss carryforwards of our Japanese subsidiary, because we cannot reasonably forecast sufficient future earnings by these subsidiaries to fully utilize the net operating losses during the carryforward period. If we realize the benefits of the American Fine Wire acquired net operating loss carryforward, the benefits would reduce the recorded amount of American Fine Wire goodwill. We believe that all of the net operating loss benefits generated during the year will be realized in the foreseeable future.

   We recorded a minority interest in the net loss of Flip Chip Technologies of $1.0 million. The minority interest reflects the portion (26.4%) of Flip Chip Technologies that is owned by Delco, our joint venture partner.

   Our net loss for fiscal 1999 was $16.9 million compared to a net loss of $5.4 million in fiscal 1998, for the reasons enumerated above.

 Fiscal Years Ended September 30, 1998 and September 30, 1997

   During the 1998 fiscal year ended September 30, 1998, we recorded bookings totaling $347.0 million compared to $550.0 million during fiscal 1997. The $203.0 million decrease in fiscal 1998 bookings primarily reflected an industry-wide slowdown in orders for semiconductor assembly equipment. At September 30, 1998, total backlog of customer orders approximated $54.0 million compared to $118.0 million at September 30, 1997.

   Net sales for the 1998 fiscal year decreased by $90.9 million to $411.0 million from $501.9 million in fiscal 1997. The lower sales volume generally reflected the slowdown in the semiconductor industry resulting in reduced demand for semiconductor assembly equipment and to a lesser extent packaging materials. The majority of the reduction in net sales was in our equipment segment where net sales decreased $89.6 million to $302.1 million in fiscal 1998 from $391.7 million in fiscal 1997. Fewer unit sales of ball bonders (approximately 1,800 ball bonders were sold in fiscal 1998 compared to over 3,000 in fiscal 1997) were partially offset by higher unit sales of wedge bonders resulting in the lower equipment segment sales in fiscal 1998. Packaging materials segment net sales decreased $1.3 million to $108.9 million in fiscal 1998 from $110.2 million in fiscal 1997. The lower package material segment net sales was due primarily to lower average selling prices of bonding wire as the result of lower prevailing gold prices in fiscal 1998 compared to fiscal 1997.

   International sales (shipments of our products with ultimate foreign destinations) comprised 80% and 85% of our total sales during fiscal 1998 and 1997, respectively. Sales to customers in the Asia/Pacific region, including Korea, Taiwan, Malaysia, the Philippines, Japan, Singapore, Thailand and Hong Kong, accounted for approximately 73% and 76% of our total sales in fiscal 1998 and 1997, respectively. During fiscal 1998, shipments to customers located in Taiwan, the Philippines, Malaysia and Korea accounted for approximately 20%, 17%, 16% and 4% of net sales, compared to 22%, 8%, 13% and 19%, respectively, for the 1997 fiscal year. The most significant change in foreign destination sales occurred in Korea, where Korean based customers, which have historically accounted for a significant percentage of our sales, were adversely affected by the financial turmoil in that country and as a result, reduced their orders from us.

   Gross profit decreased to $136.8 million for fiscal 1998 from $183.9 million in fiscal 1997 due primarily to the lower unit volume of equipment segment sales in fiscal 1998. Gross profit as a percentage of net sales decreased to 33.3% in fiscal 1998 compared to 36.6% in fiscal 1997, due to lower gross profit margin in the equipment segment partially offset by higher gross profit margin in the packaging materials segment. The equipment segment gross profit margin decreased to 36.5% in fiscal 1998 from 41.6% in fiscal 1997 due primarily to the lower unit volume, which resulted in the absorption of manufacturing overhead costs by fewer units. Our packaging materials segment gross profit margin increased to 24.5% in fiscal 1998 compared to 19.1% in fiscal 1997 due primarily to improved manufacturing efficiencies at our bonding wire and saw blade facilities.

   Selling, general and administrative expenses increased to $83.9 million in fiscal 1998 from $80.2 million in fiscal 1997. This increase of $3.7 million consisted of approximately $3.1 million related to the equipment segment, $0.4 million related to the packaging materials segment and $0.2 million of incremental corporate costs. The increase in the equipment segment selling, general and administrative expenses was due primarily to increased selling, marketing and customer support costs associated with the launch of our new Model 8020 and 8060 wire bonders and increased spending in connection with the 1999 implementation of our new Enterprise

Resource Planning System, which replaced the segment's business and accounting systems. The slight increase in the package materials selling, general and administrative expenses costs in fiscal 1998 was due to higher sales and distribution infrastructure costs.

   Research and development costs increased to $48.7 million in fiscal 1998 from $46.0 million in the prior fiscal year. The majority of the research and development costs incurred were in the equipment segment and were due to increased internal labor, higher outside contract development costs and increased expenditures for prototype materials as we continued development of additional products in the 8000 family of wire bonders. We also continued to invest in new technologies, which may eventually lead to improved and alternative semiconductor assembly technologies. Gross research and development expenditures were partially offset by funding received from customers and governmental subsidies totaling $1.7 million in fiscal 1998 compared to $2.0 million in fiscal 1997.

  We recorded resizing costs of $8.4 million in the fourth quarter of fiscal 1998 reflecting our efforts to reduce our workforce and discontinue products in response to the industry-wide slowdown in orders for semiconductor assembly equipment and, to a lesser extent, semiconductor packaging materials. The resizing costs consisted of $5.0 million of severance, $2.8 million of asset writeoffs associated with discontinued products and $0.6 million of other liabilities associated with the resizing. At September 30, 1998, we had accrued liabilities of $3.7 million in connection with the resizing charges, the majority of which were paid in fiscal 1999.

   Loss from operations in fiscal 1998 was $4.2 million compared to operating income of $57.7 million in fiscal 1997. The unfavorable variance to fiscal 1997 was due primarily to lower unit sales volume and gross profit in our equipment segment and to resizing charges, both resulting from the slowdown in the semiconductor industry. Partially off setting the lower operating income in the equipment segment was a $3.8 million improvement in operating income in our packaging materials segment, excluding resizing charges.

   Interest income, net of interest expense, increased by $4.7 million in fiscal 1998 compared to fiscal 1997, primarily due to the investment of net proceeds from our May 1997 public offering of common stock for a full year in fiscal 1998 compared to a partial year in fiscal 1997 and to the paydown of all outstanding bank debt with a portion of the proceeds of the public offering in May 1997.

   During fiscal 1998, we recognized an $8.7 million pre-tax loss from our 51% equity interest in Flip Chip Technologies compared to a pre-tax loss of $6.7 million in fiscal 1997. The increase in the loss in fiscal 1998 resulted from delays in potential customers' evaluations of Flip Chip Technologies' manufacturing process and the generally soft business environment in the semiconductor industry, along with a ramp-up of Flip Chip Technologies' production facility.

   We recorded a tax benefit of $1.9 million in fiscal 1998. The effective tax rate of this benefit was 26%, resulting from U.S. pre-tax losses exceeding foreign pre-tax income that was taxed at lower rates.

   Our net loss for fiscal 1998 was $5.4 million compared to net income of $38.3 million in fiscal 1997, for the reasons enumerated above.

Quarterly Results of Operations

   The table below shows our quarterly net sales, gross profit and operating income (loss) by quarter for fiscal 1999 and 1998:

                              First     Second    Third     Fourth
        Fiscal 1999          Quarter   Quarter   Quarter   Quarter    Total
        -----------          --------  --------  --------  --------  --------
Net sales...................  $61,175   $73,561  $110,806  $153,375  $398,917
Gross profit................   16,176    21,025    30,374    45,960   113,535
Income (loss) from
 operations.................  (10,282)  (17,087)     (776)    8,413   (19,732)
                              First     Second    Third     Fourth
        Fiscal 1998          Quarter   Quarter   Quarter   Quarter    Total
        -----------          --------  --------  --------  --------  --------
Net sales................... $123,111  $120,060  $ 91,693  $ 76,176  $411,040
Gross profit................   45,345    45,987    30,185    15,316   136,833
Income (loss) from
 operations.................   10,630    12,987    (3,202)  (24,571)   (4,156)

   The effect of the semiconductor industry downturn on our operating results is reflected in the above table throughout fiscal 1998 and the first half of fiscal 1999. The turnaround in the industry cycle is reflected in the second half of fiscal 1999.

Effect of Recent Accounting Pronouncements

   In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") was issued. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This Statement is effective for all fiscal quarters for financial statements for fiscal years commencing after June 15, 2000. We do not believe that the adoption of SFAS 133 will have a material impact on our financial statements.

Liquidity and Capital Resources

   As of September 30, 1999, our cash, cash equivalents and investments totaled $39.3 million compared to $106.9 million at September 30, 1998. Additionally, we have a $60.0 million bank revolving credit facility, which expires in March 2003. Borrowings are subject to our compliance with financial and other covenants set forth in the revolving credit documents. At September 30, 1999, we were in compliance with the covenants of the credit facility and had no cash borrowings outstanding under that facility, but had utilized $1.0 million of availability under the credit facility to support letters of credit issued as security deposits for our new manufacturing facility in Singapore and our new X-LAM facility. The revolving credit facility provides for borrowings denominated in either U.S. dollars or foreign currencies. Borrowings in U.S. dollars bear interest either at a Base Rate (defined as the greater of the prime rate minus 1/4% or the federal funds rate plus 1/2%) or, at a LIBOR Rate (defined as LIBOR plus 0.4% to 0.8%, depending on our leverage ratio). Foreign currency borrowings bear interest at a LIBOR Rate, as defined above, applicable to the foreign currency.

   Cash used in operating activities totaled $37.9 million during fiscal 1999 compared to cash generated by operating activities of $21.7 million during fiscal 1998 and $42.0 million in fiscal 1997. The use of cash from operating activities was primarily the result of the net loss we recorded in fiscal 1999 and the increase in accounts receivable and inventory, partially offset by a significant increase in accounts payable, due to the ramp up in business in the fourth quarter.

   At September 30, 1999, our working capital was $167.1 million compared to $182.2 million at September 30, 1998. Our lower working capital was due primarily to a $67.6 million reduction in cash and short term investments and an increase in accounts payable, partially offset by higher accounts receivable and inventory. The higher non-cash working capital assets were the result of the ramp up in business in the fourth quarter of fiscal 1999.

   During fiscal 1999, we invested approximately $10.9 million in property and equipment, primarily for leasehold improvements and tooling for our new Singapore facility and our advanced packaging technology business, an increase in capacity for the packaging and materials business and an upgrade of our computer hardware and software systems in connection with the implementation of a new Enterprise Resource Planning System that became operational in fiscal 1999. We presently expect fiscal 2000 capital spending to more than double as we continue investing in the projects listed above.

   During fiscal 1999, we loaned $10.5 million to Flip Chip Technologies, then, as mentioned above, converted all outstanding loans and interest (including the $10.5 million invested in fiscal 1999) into equity units of Flip Chip Technologies, thereby increasing our ownership interest in Flip Chip Technologies to 73.6% from 51.0%.

   In September 1998, we entered into a joint venture agreement to develop, manufacture and market advanced polymer materials for semiconductor and microelectronic packaging end users. Through September 30, 1999, we have invested $3.8 million in this joint venture and have committed to invest a total of $6.0 million.

   We purchased the X-LAM technology for $8.0 million in the second quarter of fiscal 1999. Through September 30, 1999, we have invested an additional $4.0 million in fiscal 1999 for operational and capital expenditures and we expect additional funding requirements will be necessary in future years.

   The Israeli government has funded a portion of the research and development costs related to some of our products. We are contingently liable to repay this funding through royalties to the Israeli government. Royalty payments are due only after sale of the funded products, and are computed at varying rates from 2% to 5% of the sales and are limited to the amounts received from the Israeli government. At September 30, 1999, we estimate that contingent liabilities for royalties related to potential future product sales are less than $3.0 million.

   We believe that anticipated cash flows from operations, proceeds from capital raising efforts, our working capital and amounts available under our revolving credit facilities will be sufficient to meet our liquidity and capital requirements for at least the next 12 months. However, we may seek, as required, equity or debt financing to provide capital for corporate purposes and/or to fund strategic business opportunities, including possible acquisitions, joint ventures, alliances or other business arrangements that could require substantial capital outlays. We cannot determine the timing and amount of these potential capital requirements at this time because they will depend on a number of factors, including demand for our products, semiconductor and semiconductor capital equipment industry conditions and competitive factors and the nature and size of strategic business opportunities that we may elect to pursue.

Year 2000

   If our products or our internal data management, accounting, manufacturing or operating software and systems do not adequately or accurately process or manage day or date information beyond the year 1999, our operations could be materially and adversely affected. To address the issue, we created an internal task force to assess our state of readiness for possible "Year 2000" issues and to take the necessary actions to ensure our Year 2000 compliance. The taskforce has evaluated and continues to evaluate:

  .  our products and our internal business systems and software; and

  . our vulnerability to possible Year 2000 exposure due to suppliers' and other third parties' lack of preparedness for the year 2000.

   To evaluate equipment that we sell and equipment, tools or software that we use, we employed Year 2000 Readiness Test scenarios established by SEMATECH, an industry group comprised of U.S. semiconductor manufacturers. Based on this assessment, we do not believe the operation of the equipment that we sell or the equipment, tools and software that we use will be affected by the transition to the year 2000. We completed our review, and material corrective measures and contingency planning in September 1999.

   In connection with our review and corrective measures, we replaced the business and accounting systems of our U.S. and Israeli equipment manufacturing sites with a new Enterprise Resource Planning System that was represented to us to be Year 2000 compliant. We spent approximately $8.0 million in hardware, software, consulting costs and internal expenses to implement this new system. In addition to the direct costs of implementing the system, we spent approximately $1.0 million to train our employees in using the system and to upgrade our other hardware and software systems to be Year 2000 compliant.

   In addition, we have been in contact with our suppliers and other third parties to determine the extent to which they may be vulnerable to Year 2000 issues. We have received representations as to the Year 2000 compliance of our major suppliers.

   We believe that the reasonably anticipated worst case scenario for our business resulting from Year 2000 problems would be unexpected delays of supplier deliveries and customer shipments. If these delays are significant, customers may cancel orders and long-term customer relationships could be damaged. We believe that we have developed appropriate contingency plans for any Year 2000 delays, including carrying larger inventory of products from a small number of suppliers that we believe may be vulnerable to Year 2000 disruptions.

Quantitative and Qualitative Disclosures About Market Risk

   At September 30, 1999, we had a non-trading investment portfolio of fixed income securities, excluding those classified as cash and cash equivalents, of $2.1 million. These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 100 basis points from levels as of September 30, 1999, there would be no material adverse effect on our business, financial condition or operating results.


                          FORWARD-LOOKING STATEMENTS

   In addition to historical information, the preceding discussion contains statements relating to future events and our future results. These statements are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and include, but are not limited to, statements that relate to our future revenue, product development, demand forecasts, competitiveness, gross margins, operating expenses, cost savings expected from the transfer of our automatic ball bonder manufacturing to Singapore and the benefits expected as a result of:

  . the projected growth rates in the overall semiconductor industry, the semiconductor assembly equipment market and the market for semiconductor packaging materials;

  . the anticipated development, production and licensing of our advanced packaging technology;

  .  the projected continuing demand for wire bonders; and

  . the anticipated growing importance of the flip chip assembly process in high-end market segments.

   Generally, words such as "may," "will," "should," "could," "anticipate," "expect," "intend," "estimate," "plan," "continue" and "believe," or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of the preceding discussion. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

   Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. These risks and uncertainties include, without limitation, those detailed from time to time in our filings with the SEC, as well as the following:

  . Our quarterly operating results fluctuate significantly and may continue to do so in the future;

  . The semiconductor industry as a whole is volatile, as are our financial results;

  . We are in the process of transfering our automatic ball bonder manufacturing to Singapore, which could disrupt our ability to supply our customers and may not result in the cost savings we anticipate;

  .  Economic conditions in Asia may hurt our sales;

  . Our business depends on attracting and retaining management, marketing and technical employees who are in great demand;

  . We may not be able to rapidly develop and manufacture new and enhanced products required to maintain or expand our business;

  .  We may not be able to accurately forecast demand for our product lines;

  . Advanced packaging technologies other than wire bonding may render some of our products obsolete and our strategy for pursuing these other technologies may be unsuccessful;

  . Because we have a small number of products, a decline in demand for, or the price of, any of our products could cause our revenues to decline significantly;

  . Because a small number of customers account for nearly all our sales, our revenues could decline if we lose any significant customer;

  . We depend on a small number of suppliers for materials and, if our suppliers do not deliver their products to us, we may be unable to deliver our products to our customers;

  . We are expanding and diversifying our operations, and if we fail to manage our expanding and more diverse operations successfully, our business and financial results may be materially and adversely affected;

  . We may be unable to continue to compete successfully in the highly competitive semiconductor equipment and packaging materials industries;

  . We sell most of our products to customers located outside of the U.S. and we have substantial manufacturing operations located outside of the U.S., both of which subject us to risks from changes in trade regulations, currency fluctuations, political instability and war;

  . Our success depends in part on our intellectual property, which we may be unable to protect;

  . Third parties may claim we are infringing on their intellectual property, which could cause us to incur significant litigation costs or other expenses, or prevent us from selling some of our products;

  . We may be adversely affected by environmental and safety laws and regulations; and

  . Anti-takeover provisions in our Articles of Incorporation and Bylaws and Pennsylvania law may discourage other companies from attempting to acquire us.